Exhibit 10.18

NATIONAL BEEF PACKING COMPANY, LLC

MANAGEMENT INCENTIVE PROGRAM

1.             Purpose.  The National Beef Packing Company, LLC Management Incentive Program (the “Plan”) has been established to provide additional incentive compensation opportunities for certain personnel employed by National Beef Packing Company, LLC (the “Company”).  The main purpose of the Plan is to provide an incentive to eligible employees to influence and increase the profitability of the Company.  The Plan is hereby restated as of August 26, 2007, to reflect a change in the calculation of the Bonus Pool.

2.             Administration.  The Plan is administered by the Board of Managers of the Company (the “Board”), which has complete discretion and authority with respect to the Plan and its application, except to the extent that discretion is expressly limited by the Plan.

3.             Definitions.  For purposes of this Plan, the following terms shall have the meanings set forth below:

a.     Affiliate shall mean HyPlains Beef, L.C., HyPlains Dressed Beef, Farmland Industries, Inc. (but not with respect to any employee hired from Farmland Industries, Inc. on or after August 6, 2003), National Carriers, Inc. or any subsequently acquired affiliate of the Company.  For this purpose, an “acquired affiliate” shall be any entity in which the Company owns 50% or more of the stock or assets.

b.     Applicable Vesting Percentage shall mean the percentage used for purposes of calculating Eligible Earnings, based on the following schedule:

Employment Period	Applicable Vesting Percentage
First 12 months	50%
Second 12 months	75%
Thereafter	100%

d.     Board shall mean the Board of Managers of the Company.

e.     Bonus shall mean the benefits paid to Eligible Employees under this Plan.

f.      Bonus Pool shall mean an amount calculated based on the following:  Pre-bonus Net Income multiplied by 14%.

g.     Company shall mean National Beef Packing Company, LLC.

h.     Eligible Earnings shall mean:

(1)           In the case of an Eligible Employee who is classified as management personnel, the Eligible Employee’s gross earnings for the applicable fiscal year in a management position, multiplied by the Applicable Vesting Percentage.

(2)           In the case of an Eligible Employee who is classified as professional personnel, the Eligible Employee’s gross earnings for the applicable fiscal year in a professional position, multiplied by the Applicable Vesting Percentage, and further multiplied by 25%.

Notwithstanding the above, Eligible Earnings shall in no event include any Bonuses or other compensation outside the scope of ordinary salary paid during the applicable fiscal year.

i.      Eligible Employee shall have the meaning set forth in Section 4.

j.      Excluded Companies shall mean Kansas City Steak Company and National Carriers, Inc.

k.     Plan shall mean this National Beef Packing Company, LLC Management Incentive Program.

l.      Pre-bonus Net Income shall mean the Net Income of the Company less the Net Income of the Excluded Companies plus the total bonus accrued for the Company (not including bonus accrued for the Excluded Companies) plus 20% of the net income of the Excluded Companies.

m.    Target shall mean that the Company has attained, for the applicable fiscal year, after provision for bonus expense under this plan and all other incentive plans of the Company, an after tax profit of at least $20 million.  If the Company does not attain, for the applicable fiscal year, an after tax profit of at least $20 million, the Target will be deemed to have not been reached and no Bonuses will be paid out under this Plan for such year.

4.             Eligibility for Participation.  For purposes of this Plan, the term “Eligible Employee” shall include all management and professional (salaried) personnel and all management support (hourly wage employees who are not exempt from overtime pay) personnel employed by the Company who:

a.     Are not covered by any other incentive, bonus or variable compensation plan;

b.     Are deemed eligible to participate in this Plan by the Company’s CEO or Board of Managers;

c.     Are not represented under a collective bargaining agreement; and

d.     Maintain an active employment status with the Company through the date on which the Bonus checks provided pursuant to this Plan are distributed.

5.             Bonus Amounts.  If the Company attains the Target, Bonuses shall be paid to Eligible Employees as follows:

a.     Eligible Employees who are classified as management support personnel will each receive a Bonus in an amount based on their length of service with the Company.  For this purpose, the length of a particular Eligible Employee’s service with the Company shall be calculated based on the Eligible Employee’s current continuous service period with the Company, or the combination of the current continuous service period with the Company and its Affiliates.  The amount of the Bonus to be distributed to each Eligible Employee who is classified as management support personnel will be as follows:

Service Time
Calculated Through
Last Day of	Bonus
Applicable Fiscal Year	Amount
Less than 6 Months	$0
6 Months – 1 Year	$100
1 Year	$150
2 Years	$200
3 Years	$250
4-5 Years	$300
6-7 Years	$400
8-9 Years	$500
10-11 Years	$600
12 Years or More	$700

b.     Eligible Employees who are classified as management and professional personnel will each receive a Bonus in an amount equal to a portion of the remaining Bonus Pool after the amounts described in subparagraph (a) above are distributed to management support personnel.  The amount received by each such Eligible Employee shall be an amount equal to a percent of their Eligible Earnings, the numerator of which is the Bonus Pool and the denominator of which is the sum of all Eligible Earnings in the plan.

6.             Distribution of Bonus Amounts.  Although no specific date has been established by the Company for the distribution of the Bonuses, the Company anticipates that all Bonus amounts payable under this Plan will be distributed on or before the respective November 30 immediately following the end of the applicable fiscal year.

7.             Withholding on Bonus Amounts.  Any amounts received as Bonuses under this Plan shall be subject to tax withholding in such amounts as are consistent with each Eligible Employee’s payroll profile.

8.             Continuity of the Plan; Amendments.  Although the Company intends to continue the Plan indefinitely, the Company expressly reserves the right to amend or terminate the Plan at any time, provided that no amendment or termination of the Plan shall adversely affect any Bonuses previously earned under the Plan.

9.             Notices.  Any notice required or permitted to be given by the Company or the Board pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Eligible Employee, his or her heirs, executors, administrators, successors, assigns or transferees, at the last address shown for the Eligible Employee on the records of the Company (or subsequently provided in writing to the Company).

10.          Miscellaneous Provisions.

A.            The Board shall have the sole discretion with respect to the application of the provisions of this Plan and such exercise of discretion shall be conclusive and binding upon all Eligible Employees and all other persons.

B.            No Bonus payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or change prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any Bonus under the Plan.

C.            Nothing contained herein will confer upon any Eligible Employee the right to be retained in the service of the Company or any subsidiary thereof nor limit the right of the Company or any subsidiary thereof to discharge or otherwise deal with any Eligible Employee without regard to the existence of the Plan.

D.            The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any Bonuses hereunder.  No Eligible Employee or any other person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive a Bonus under the Plan and any such Eligible Employee or any other person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.

E.             This Plan shall be governed by the laws of the State of Kansas.

F.             This document sets forth the entire Plan with respect to the subject matter hereof and supersedes any prior understanding or agreements relating thereto, oral or written.

G.            The headings contained in this Plan are for convenience only and shall not be used in the interpretation, construction or enforcement of any of the provisions of this Plan.

H.            In the event any provision of this Plan shall be declared unenforceable by a court of competent jurisdiction, the provision shall be stricken herefrom and the remainder of this Plan shall remain binding on the parties hereto.  In the event any provision of this Plan shall be so declared unenforceable due to its scope or breadth, then the provision shall be narrowed to the scope or breadth permitted by law.